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                               EXHIBIT 10.1

                      FOREMOST CORPORATION OF AMERICA
                           ANNUAL INCENTIVE PLAN
                         RESTATED JANUARY 1, 1998


Purpose: Annual cash incentive based upon performance against calendar year goals.

Eligibility:

     1. Participants must be in an exempt job position with a Foremost Job Size rating of 220 or more.

     2. Must be employed at least 20 hours per week by Foremost Insurance Company Grand Rapids, Michigan or its property and casualty affiliates.

     3. Participants in this plan may not receive any other annual incentive payment or sales bonus, unless pro-rated among plans due to a change in jobs during the year.

     4. As a general rule, the participant must be employed by a participating company from the 1st working day of July through December 31 of the plan year.

          a. The exception to the 1st working day of July employment requirement is for persons on approved leave of absence;

          b.   Exceptions to the December 31 employment requirement are:

               (1)  Persons on approved leave of absence;

               (2)  Retirement at age 55 or more; or

               (3)  Permanent disability or death.

          In the event that an eligible plan participant was not actively employed in an eligible job for the entire year or in the event of an exception, as provided in subparagraphs (a) or (b) above, bonus payment will be prorated based upon the number of full calendar months the person was actively employed in an eligible position during the calendar year if actual goals are ultimately met as of December 31 of the plan year.

          Any person who is terminated, for reasons other than those set forth above, or who resigns from employment during a plan year will not be eligible for payment for the year of termination or resignation.

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Basis of Award:

     1. The Committee on Executive Management and Compensation of the Board of Directors of Foremost Corporation of America ("Compensation Committee") shall establish performance goals by December 31st of each year prior to the year of performance measurement, subject to ratification by the Board of Directors such as:

          a. EARNINGS PER SHARE ("EPS") OF FOREMOST CORPORATION OF AMERICA ("FCOA") - Threshold (Minimum), On-Plan (Target) and Outstanding (Maximum) Goals for the applicable performance year. EPS Goals shall remain confidential and shall not be disclosed to the plan participants until after the end of the performance year.

          b. COMBINED LOSS AND EXPENSE RATIO ("COMBINED RATIO") OF THE FCOA PROPERTY AND CASUALTY INSURANCE GROUP - Threshold (Minimum), On-Plan (Target) and Outstanding (Maximum) Goals for the applicable performance year.

          c. WRITTEN PREMIUM OF THE FCOA PROPERTY AND CASUALTY INSURANCE GROUP - Threshold (Minimum), On-Plan (Target), and
               Outstanding (Maximum) for the applicable year.

     2. EXECUTIVE OFFICERS - For the Chief Executive Officer, President, Executive Vice Presidents and the Senior Vice President, Secretary and General Counsel of FCOA, the awards under this plan shall be based 50% on the EPS, 30% on the Combined Ratio and 20% on Written Premium results.

     3. OTHER PARTICIPANTS - For most other participants, the awards under this plan shall be similar or modified goals established by the CEO. The CEO shall also have authority to establish different bonus goals or objectives for employee groups or for employees involved in special initiatives.

Computation of Payment:

     1. The measurement of performance against the goals will be on a GAAP basis as calculated by the Treasurer of FCOA. The Earnings Per Share calculation shall take into account the average annual change (increase or decrease) in unrealized gain (after tax) on the "Total Return" investment portfolio of the FCOA consolidated group over the most recent 4 calendar years as of each December 31st compared to prior year end. For purposes of this plan, the Combined Loss and Expense Ratio shall be calculated with a cap so catastrophe losses shall not exceed 12% of net earned premium.

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     2.   Payment, if any, will be a percent of a participant's base salary for the plan year.

     3. The opportunity percents will be established from time to time for each job based upon Foremost Job Size ratings or as otherwise approved by the CEO. However, the Compensation Committee shall establish the opportunity percentages of the Executive Officers.

     4. Each participant will have a range of opportunity levels providing:

          a. A maximum percent (defined as 150% of target percent) if performance meets or exceeds the "Outstanding Performance" goal;

          b.   A target percent if performance meets the "On-Plan" goal;

          c. A minimum percent (defined as 50% of target percent) if performance meets the "Threshold" goal, but is less than the "On-Plan" goal; and

          d.   No bonus (0%) if the "Threshold" goal is not met.

     5. If results fall within the Opportunity Levels, percentages will be pro-rated at least to the nearest 1/10th of a percentage point.

     6. Persons whose jobs change form one Foremost Job Size Range to another during a calendar year will be subject to pro-rated payment based upon the number of months in each range (partial months shall be credited to the previous position).

     7. The Compensation Committee shall certify in writing that the EPS, Combined Ratio and Written Premium performance goals were achieved prior to payment of the awards under this plan.

Payment:

          Will be made in cash after certificate of results by the Compensation Committee.









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